INTERNATIONAL LICENSE AGREEMENT

THIS INTERNATIONAL LICENSE AGREEMENT (“Agreement”) is made as of this day of ______, 2006, ("Effective Date") by and between NanoLogix, Inc., a Delaware corporation having a place of business at 87 Stambaugh Avenue, Suite 2, Sharon, Pennsylvania 16146 (“Licensor”), and Nutra Pharma Corp., a California corporation having a place of business at 3473 High Ridge Road, Boynton Beach, Florida 33426 (“Licensee”) (each, a “Party” and together, the “Parties”).

WHEREAS, Licensor is the owner of certain Licensed Patents, Licensed Technology and trade secrets;

WHEREAS, Licensee desires to acquire a license for use of the Licensed Technology in the development, commercialization and sale of the Licensed Products within the Field of Use (as defined below), both domestically and internationally; and

WHEREAS, Licensor has the power and authority to grant Licensee such a license domestically and in certain countries;

NOW, THEREFORE, in consideration of the payments made and to be made to Licensor by Licensee and the mutual promises and covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.  Definitions.

As used in this Agreement, the following terms and variations thereof shall have the meanings below:

1.1  “Affiliate” and “Affiliates” mean any individual, corporation, subsidiary, affiliate, partnership, association, business, organization or other entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a Party and/or such entities. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of an individual or entity, whether through the ownership of voting shares, by contract or otherwise.

1.2  “Agreement” has the meaning set forth in the preface to this Agreement.

1.3  “Bankruptcy Code” means the Bankruptcy Code of the United States, as amended.

1.4  “Buffer Products" means certain of Licensor's products utilizing Licensor's trade secrets, including "AFZ", the "Adaptor Buffer" and other related formulas.

1.5  “Calendar Quarter” means each of the three-month periods ending March 31, June 30, September 30 and December 31 in any given calendar year.

1.6  "Calendar Year" means the 12-month period beginning January 1 and ending on December 31 in any given calendar year.

1.7  “Effective Date” has the meaning set forth in the preface to this Agreement.

1.8  “Field of Use” with regard to the Licensed Technology, Licensed Patent(s) and Licensed Product(s) means the detection and identification of human and veterinary identification of Atypical Mycobacteria, Tuberculosis, Mycobacterium Avium Intracellulare (MAI), Mycobacteria, Paratuberculosis, Nocardia and Pseudomonas for disease identification, and antibiotic assaying (but such assaying does not include antibiotic assaying when those antibiotics or compounds are derived from by-products obtained through growing microorganisms using Licensor’s IP) for determining the antimicrobial agent sensitivity of microorganisms to ascertain which antibiotics are efficacious against microorganisms in the field of health which may lead to drug discoveries; and excludes any other uses, including any use reserved for the Licensor as specified in the Realm of Use, and excludes kits for any other uses, which uses or kits are reserved to Licensor, including but not limited to uses, kits, or bioreactors pertaining to bioremediation, apoptosis, nanotechnology, biomems, microfluidic devices, the production of hydrogen and the identification and growing of over 32 different paraffin-eating and non-paraffin eating microorganisms to collect any microbial by-products of any kind, including antibiotics (all of which fall under the Realm of Use of the Licensor). Further, the Field of Use does not include any industrial use of the Licensed Technology, Licensed Patent(s) and Licensed Product(s). Whereas the Field of Use and the Realm of Use both provide for certain uses within the area of health, the Licensee, with regard to the Licensed Technology, Licensed Patent(s) and Licensed Product(s) is limited to only the uses within the areas of health that are specified in the Field of Use.

1.9  “Force Majeure Event” has the meaning set forth in Section 13.12.

1.10  “Gross Sales Price” means the greater of the gross sales price actually invoiced or collected by Licensee for Products sold by Licensee or any Affiliate of Licensee, less all returns and credits, of such gross sales price.

1.11  "Intellectual Property" or "IP" means any and all copyrights, patents, patent applications, trademarks, or trade secrets protectable by law from which the party asserting ownership has the right to prevent others in its use, or require payment for its use.

1.12  “License” or “Licensed” has the meaning set forth in Section 3.1.

1.13  “Licensed Patents” means only those Patents set forth in Exhibit A and does not include any of the Licensor’s Patents nor any other of Licensor's Intellectual Property not explicitly listed on Exhibit A as Licensed Patents.

1.14  “Licensed Product” and “Licensed Products” mean those products, including the Medical diagnostic kits and Buffer Products, as set forth on Exhibit B and incorporating one or more claims made in the Licensed Patents or incorporating other Intellectual Property belonging to Licensor. Licensed Products do not include products derived from any of the Licensor’s patents which are not listed on Exhibit A as Licensed Patents, except as otherwise expressly provided herein. Further, Licensed Products do not include products derived from any of Licensor’s currently pursued provisional, pending patents, and continuation patents, which remain the exclusive property of Licensor.

1.15  “Licensed Technology” means the Licensed Patents and Licensed Products and technology limited to the Field of Use described herein, or improvements developed by Licensee in connection with, related to, arising from, used in the making of and/or embodied in the Products and Patents listed in this Agreement, and such Licensed Technology, which covers human medical and veterinary products designed to identify 32 different paraffin eating microorganisms or which cover human medical and veterinary products designed for determining antimicrobial agent sensitivity, and are to be solely used by the Licensee for the detection and identification of human and veterinary identification of Atypical Mycobacteria, Tuberculosis, Mycobacterium Avium Intracellulare (MAI), Mycobacteria, Paratuberculosis, Nocardia and Pseudomonas for disease identification and for antimicrobial agent sensitivity assaying which may result in drug discovery applications, during the Term hereof. Licensed Technology does not include technology derived from any of the Licensor’s patents which are not listed on Exhibit A as Licensed Patents. Further, Licensed Technology does not include technology of Licensor's IP derived from any of Licensor’s currently pursued provisional, pending patents, and continuation patents, which remain the exclusive property of Licensor.

1.16  “Licensee” has the meaning set forth in the preface to this Agreement.

1.17  “Licensor” has the meaning set forth in the preface to this Agreement.

1.18  “Licensee Indemnitees” has the meaning set forth in Section 12.1.

1.19  “Party” and “Parties” have the meaning set forth in the preface to this Agreement.

1.20  “Patent Rights” shall mean (i) unexpired letters patent which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal, supplementary protection certificate or any like filing thereof and (ii) pending applications for letters patent, including without limitation any provisional, converted provisional, continued prosecution application, continuation, divisional or continuation-in-part thereof together with all know-how owned, created and/or developed by Licensor in whole or in part.

1.21  “Person” means any individual, governmental authority, corporation, limited liability company, partnership, trust or other entity.

1.22  “Realm of Use” with regard to the Licensors use of the Licensed Technology, Licensed Patent(s) and Licensed Product(s) means the use of the licensed technology, licensed patents and licensed products for all uses, including but not limited to (a) hydrogen production applications (b) augmenting growth of microorganisms to collect any microbial by-products, including but not limited to hydrogen, antibiotics, or any chemical synthesis (c) bioremediation (d) apoptosis (e) nanotechnology, (f) biomems, for all uses, including but not limited to medical uses, (g) microfluidic devices, for all uses, including but not limited to medical uses, (h) identification and detection of over 32 different paraffin-eating and non-paraffin-eating microorganisms, other than for the identification of Atypical Mycobacteria, Tuberculosis, Mycobacterium Avium Intracellulare (MAI), Mycobacteria, Paratuberculosis, Nocardia and Pseudomonas for disease diagnosis (unless associated with biomems, microfluidic devices, or nanotechnology),(i) testing for antimicrobial agent sensitivity of microorganisms included but not limited to using such technology for controlling growth of undesirable microorganisms in a bioreactor and using such technology to test the efficacy of antibiotic compounds or other compounds which may be collected as by-products from using the Licensed Technology to identify and grow microorganisms and (j) any industrial use whatsoever; but excludes using the Licensed Technology, Licensed Patent(s) and Licensed Product(s) for (a) the detection and identification of human and veterinary identification of Atypical Mycobacteria, Tuberculosis, Mycobacterium Avium Intracellulare (MAI), Mycobacteria, Paratuberculosis, Nocardia and Pseudomonas for disease identification test kits (unless associated with biomems, microfluidic devices, or nanotechnology) and (b)selling test kits or providing diagnostic services in the field of health for determining the antimicrobial agent sensitivity of microorganisms to ascertain which antibiotics are efficacious against microorganisms in the field of health diagnosis (unless associated with biomems, microfluidic devices, or nanotechnology). Whereas the Field of Use and the Realm of Use both provide for certain uses within the area of health, the Licensee, with regard to the Licensed Technology, Licensed Patent(s) and Licensed Product(s) is limited to only the uses within the areas of health that are specified in the Field of Use.

1.23  “Robinson-Patman Act” means the Robinson-Patman Antidiscrimination Act, as amended.

1.24  “Royalty Fee” and “Royalty Fees” mean the fees paid to Licensor by Licensee for the License.

1.25  “Exclusive License” means the Licensor undertakes not to grant the right to use the intellectual property hereby leased to Licensee within the Field of Use to any other licensee but Licensor reserves to right to use Licensor’s intellectual property hereby leased to Licensee for any use within the Realm of Use.

1.26  “Sublicense” means a license giving rights of production or marketing of products or services, given by the Licensee to a person or company that is not the primary holder of such rights, which comprise rights to the Licensed Patents, Licensed Technology and/or Licensed Products and a “Sublicensee” shall mean any person, company or other legal entity other than Licensee who has been granted by Licensee a Sublicense to the rights to the Licensed Patents, Licensed Technology and/or Licensed Products to make, use or sell the Licensed Product or Licensed Technology.

1.27  “Term” has the meaning set forth in Section 2.1.

1.28  “Third Party” and “Third Parties” mean one or more persons or entities other than Licensor, Licensee or their respective Affiliates.

1.29  “United States” means the United States of America and its possessions and territories.

2.  Effective Date and Term.

2.1 This Agreement shall be effective when all of the requirements and conditions provided under Section 13.19 Closing of Agreement and Conditions Thereto are met, including but not limited to the transfer of 4,593,170 shares of capital stock of Nanologix, Inc./Infectech, Inc to the Licensor and the execution of the Patent Assignment Agreement, in which event, this Agreement shall be effective as of the Effective Date recited on page one of the Agreement as long as the Agreement has been agreed upon and executed by the Parties and will continue in perpetuity until the latest expiration date of any Licensed Patent, or as long as Licensee sells any products within the Field of Use based upon any of the Licensed Patents, Licensed Products and/or Licensed Technology, whichever is later; or unless terminated earlier as expressly provided in this Agreement.

3.  Exclusive License within Field of Use.

3.1  Beginning on the Effective Date, Licensor hereby grants to Licensee an Exclusive License for the use of the Licensed Patents listed on Exhibit A limited to use within the Field of Use, with domestic and worldwide royalty-bearing license rights (“License”), limited to the United States and those countries for which Licensor has obtained patent protection, which is further limited to unexpired letters patent which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, and such rights further limited to the Field of Use, and to the following:

(a)  to make, have made, use, sell, import and sublicense the Licensed Technology solely within the Field of Use for the purposes of manufacturing, assembling, distributing, leasing, renting, performing research, and selling the Licensed Products solely within the Field of Use.

(b)  sublicensing or subcontracting the manufacture, assembly, distribution and sale of the Licensed Products solely to be used within the Field of Use.

3.2 Licensor will continue to actively pursue expansion of its patent protection internationally. As Licensor secures these protections, the License described in Section 3.1 shall cover use of the specific Licensed Patents, Licensed Products, and Licensed Technology in said countries, within the Field of Use.

3.3 Licensor retains all rights related to the Licensed Patents, Licensed Products, Licensed Technology, trade secrets and referred to in this Agreement, as well as all other Intellectual Property belonging to the Licensor, except as expressly stated in Section 3.1. Licensor may, at any time and without the consent of Licensee, assign or transfer its rights related to any of the Licensed Patent(s), Licensed Product(s) and/or Licensed Technology, for any use outside the Field of Use and not otherwise inconsistent with this Agreement.

3.4 Upon Licensee’s request, Licensor shall provide to Licensee copies of all reasonably related research, documents, and notes possessed by Licensor, including, but not limited to, the findings of Dr. Paul Hyman of Ohio State University. Licensee shall keep such information confidential as provided in Section 13.22 and elsewhere in this agreement.

4.  Royalties and Fees.

4.1 During the Term hereof, and in consideration of the License set forth in Article 3, Licensee agrees to pay Licensor a Royalty Fee which shall be equal to the greater of (a) the Minimum Royalty Fee, as described in Section 4.2, or (b) six percent (6%) of the Gross Sales Price of all products and/or services sold by Licensee or any of its Affiliates based upon, directly or indirectly, the Licensed Technology, Licensed Patent(s), Licensed Product(s) and/or any direct or indirect utilization of trade secrets of the Licensor within the Field of Use during the Term, and upon any products or services sold by the Licensee within the Field of Use that are the result of the improvement on or development of additional Intellectual Property developed by the Licensee based upon the Licensed Technology, Licensed Patent(s), Licensed Product(s), and/or trade secrets of the Licensor, within the Field of Use, including all products sold within the Field of Use that include modifications, additions, enhancements and improvements to the Licensed Patents, Licensed Products, Licensed Technology and/or trade secrets of the Licensor.

4.2 Licensee shall pay to Licensor a Minimum Royalty Fee of $20,000 in the first calendar year, $20,000 in the second calendar year, $40,000 in the third calendar year, $80,000 in the fourth calendar year, and $160,000 in each calendar year after that, through the termination of this Agreement. This Minimum Royalty Fee due under this Agreement shall be reduced by any royalty amounts paid under the Patent Assignment Agreement executed contemporaneously with this Agreement.

4.3 If any Licensed Patent(s), Licensed Product(s), and/or Licensed Technology, or other Licensor trade secrets within the Field of Use is directly or indirectly a component of usage by the Licensee or Sublicensee, all Royalties Fees required in this Agreement must be fully paid or Licensee will be in breach of the Agreement.

4.4 The Royalty Fee for payments actually received (or discounted in the case of conditional contract sales and rentals) during each Calendar Quarter based upon invoiced sales will be paid to Licensor within sixty (60) days after the end of each Calendar Quarter, provided, however, that all Royalty Fees based upon any sales by a sublicensor or subcontractor (which also manufactures and assembles) shall accrue in the Calendar Quarter the sublicensing fees are received by Licensee, but shall accrue no later than the Calendar Quarter immediately subsequent to the Calendar Quarter in which the relevant sales were originally invoiced, regardless of whether licensee has or has not received payments from sublicensor or subcontractor.

4.5 Royalty Fee payments will be accompanied by account statements certified as accurate and complete by Licensee for each Calendar Quarter setting forth the amount of invoiced sales, payments received and credits in the aggregate and separately for each Licensed Product by serial number to the extent possible. If Licensor has not received any Royalty Fees payment within thirty (30) days of the date it is due and payable, Licensor may serve Licensee notice providing Licensee thirty (30) days to correct such payment deficiency, with interest, or be considered in breach of this Agreement.

4.6 Information regarding the gross revenues for all projects, uses and applications of Licensee shall be made available to the Licensor, with an indication made as to which utilized Licensor’s IP. Licensor shall be entitled to, on reasonable notice to Licensee, examine the books and records of any and all Licensed Product sales of Licensee from time to time, and shall be entitled to an annual audit of said books and records, at the option and expense of Licensee. Licensor shall be provided with all information reasonably requested in order to verify the indication as to whether Licensor’s IP was utilized or not as to all projects and all information regarding the details and supporting documentation of the revenues, projects, uses and applications. Licensee shall make a written certification in form and substance acceptable to Licensor, delivered on a monthly basis to the parties by the 15th day of each month for the prior month’s uses, application and work of Licensor, summarizing the information, validating its accuracy and stating the amount of royalties due to Licensor.

5.  Royalties to be Paid For Sublicenses.

5.1 Licensee shall pay Licensor an amount equal to six percent (6%) of the Gross Sales Price of all products and/or services sold by anyone operating under a Sublicense from Licensee based upon, directly or indirectly, the Licensed Technology, Licensed Patent(s), Licensed Product(s) and/or any direct or indirect utilization of trade secrets of the Licensor within the Field of Use.

5.2 Licensee shall provide to Licensor the same information and access to all records, reports and data regarding sales resulting from Sublicenses as that set forth in Sections 4.5 and 4.6 and otherwise in this Agreement. Licensee shall make payment and written certification relating to all Sublicenses and Royalty Fees in similar form and substance to the certification required in Sections 4.4, 4.5 and 4.6.

6.  Intellectual Property Rights.

6.1  Licensor retains the full extent of its rights with regard to any new patents based on the Licensed Patents, Licensed Products, Licensed Technology, or any other Intellectual Property belonging to Licensor. If, however, Licensee is nonetheless issued any patent(s) based in any part on, or informed in any part by, any of the Licensed Patents, Licensed Products, Licensed Technology, or any other Intellectual Property belonging to Licensor, Licensee's right to use, and right to allow others to use, such patents will be limited to the Field of Use, and Licensor will have the right to use all such patents royalty-free, for the duration of the patent period. Licensee, upon request by Licensor from time to time, shall keep Licensor apprised of the status of all such applications, any pending patent applications and patents issued therefrom.

6.2  Survival. The provisions of this clause will survive termination of this Agreement.

7.  Maintenance Costs of Licensed Patents.

Licensor shall diligently prosecute and maintain the United States and foreign patents and patent applications comprising the Licensed Patents as listed in Exhibit A. Control over the prosecution of any patent application shall remain vested with Licensor.

8.  Termination.

8.1  Licensor Termination. Licensor may terminate this Agreement upon Licensee’s material breach of this Agreement or the Patent Assignment Agreement, executed contemporaneously with this Agreement, that is not remedied within thirty (30) days after receipt of Licensor’s written notice of such breach;

8.2  Licensee Termination. Licensee may terminate this Agreement upon Licensor’s material breach of this Agreement or the Patent Assignment Agreement, executed contemporaneously with this Agreement, that is not remedied within thirty (30) days after Licensor’s receipt of written notice of such breach;

8.3  Effect of Termination.

(a)  Upon termination of this Agreement by either Party, all rights granted to Licensee under this Agreement will revert to Licensor, free and clear of any lien, security interest or other encumbrance, and Licensee and its Affiliates and Sublicensees shall immediately cease the manufacture, assembly, distribution, sale, promotion, advertising and marketing of Licensed Products and any other products referenced in Section 4.1; provided, however, Licensee shall have the right to continue to market and sell existing products in inventory as of the date of termination for a reasonable period following such termination, during which time Licensee will continue to pay the Royalty Fees set forth in Section 4.1.

(b)  Upon termination of this Agreement by either Party, all Royalty Fees due and payable in accordance with the terms of this Agreement must be paid to Licensor in accordance with the terms hereof.

(c)  Each Party agrees to cooperate with the other Party in the smooth transfer of Licensed Technology to Licensor upon termination.

9.  Non- Competition.

9.1  During the Term, Licensee shall not be employed by, render services to, represent or otherwise be affiliated with any Person or Sublicensee in connection with any product, technology, or service directly or indirectly competitive with Licensor, unless solely limited to within the Field of Use. During the Term, Licensee shall not manufacture, assemble, distribute or sell any product or service that infringes upon Licensor's IP, including, but not limited to hydrogen production, bioremediation, apoptosis, and identifying and growing microorganisms to collect by-products, or for industrial use. Further, Licensee shall not Sublicense to, nor make assignments to, any Person or entity engaging in the aforementioned infringements upon Licensors IP. Licensee will adhere at all times to the Robinson-Patman Act regarding the sale of Licensed Products.

9.2  During the Term, Licensor shall not be employed by, render services to, represent or otherwise be affiliated with any Person or licensee in connection with any product, technology, or service directly or indirectly competitive with Licensee exclusively within the Field of Use, without the written consent of Licensee.

10.  No Representations or Warranties.

10.1  Except for the warranty of title to the patents issued by the United States Patent Office, Licensor makes no other representations or warranties, expressed or implied, with respect to the Licensor's IP. Among other things, Licensor disclaims any express or implied warranty:

(a) of merchantability, of fitness for a particular purpose,

(b) of non-infringement or

(c) arising out of any course of dealing

Further, with respect to the Licensed Products and Licensed Technology, Licensor makes no representations or warranties, expressed or implied, that such products and technology can be used by Licensee other than for Research Use Only. “Research Use Only” means research that is not-for profit, internal research, or research that is for the purposes of evaluating use of the Licensed Products for commercial purposes.

11. No Joint Venture.

11.1 The parties hereto acknowledge that nothing set forth in this Agreement nor the transactions contemplated herein shall constitute a joint venture, partnership, agency or any relationship other than Licensee as a licensee and Licensor as a licensor entitled to royalty payments as provided herein.

12. Indemnification.

12.1 Licensee agrees to indemnify, and hold harmless Licensor, its officers, directors, employees, agents, successors and permitted assigns (singularly or collectively, the “Licensee Indemnitees”) from and against all liability, damage, loss, or expense (including reasonable attorneys, fees and expenses of litigation) incurred by or imposed upon the Licensee Indemnitees or any one of them in connection with any claims, suits, actions, demands, or judgments arising out of or connected with this Agreement. Licensor will promptly notify Licensee of any claim and will cooperate with Licensee in the defense of the claim.  Licensee will, at its own expense, provide attorneys reasonably acceptable to Licensor to defend against any claim with respect to which Licensee has agreed to indemnify Licensor.  This indemnity will not be deemed excess coverage to any insurance or self-insurance Licensor may have covering a claim.  Licensee’s indemnity will not be limited by the amount of Licensor’s insurance.

12.2 Survival.  The provisions of this clause will survive termination of this Agreement.

13. General Provisions.

13.1 All dollar amounts are in United States dollars. All fees and charges shall be invoiced and paid in United States dollars.

13.2 Licensee shall keep complete and accurate books and records with respect to the manufacture, assembly, distribution and sale of the Licensed Products according to generally accepted accounting principles. Licensor has the right, through an independent accountant retained by and at the sole expense of Licensor, subject to reasonable confidentiality provisions of Licensee, to inspect Licensee’s books and records relating to the subject matter of this Agreement once per Calendar Quarter, on reasonable notice to Licensee, during regular business hours, at the place where such books and records are normally kept, and to the extent reasonably necessary to determine the accuracy of any Royalty Fees to be paid under this Agreement. Licensee will provide to Licensor any audit conducted on itself, certified or otherwise, that contains section(s) pertaining to Royalty Fees.

13.3 Licensee is entitled to rely on the financial reports submitted to it by its Affiliates and Sublicensees, and Licensee is not required to verify such reports by actual inspection of its Affiliates’ or Sublicensees’ books and records. However, Licensee shall require its Affiliates and Sublicensees to keep complete and accurate books and records with respect to the manufacture, assembly, distribution and sale of the Licensed Products according to generally accepted accounting principles and make all said books and records available for review by Licensor through an independent accountant retained by and at the sole expense of Licensor on a quarterly basis in a similar manner and for similar periods as Licensee is required in Section 13.2. Licensee shall make available to Licensor the results of any audit it conducts of its Affiliates or Sublicensees to the extent related to the accuracy of any Royalty Fees paid under this Agreement.

13.4 Licensor shall keep confidential, and not disclose to any Person, any and all information obtained by Licensor in such inspections and reports provided under Sections 13.2 and 13.3, except in connection with any action to enforce Licensor’s rights under this Agreement.

13.5 Notices. Any notices or other communications required or permitted to be given or delivered under this Agreement shall be provided by email (provided that (i) the sender’s computer system is capable of retaining and does retain a record establishing that the email message was actually delivered to the recipient’s email server, and (ii) that such email is accompanied by a facsimile communication (not requiring telephonic voice confirmation)), or in writing (including facsimile communication), which shall be sufficiently given if delivered personally, mailed by certified first-class United States mail, postage prepaid, or sent via reputable overnight delivery courier or any other means for which a proof of delivery is provided. Notices shall be sent to a Party at its address as set forth below, or to such other address as has been designated by the other Party in accordance with this Section. Any notice by fax shall be deemed given when telephonic (voice) confirmation of receipt is received, and any other notices shall be deemed given on the date delivered or five (5) days after being placed in the mails as specified.

For Licensee:

Nutra Pharma Corp.
3473 High Ridge Road
Boynton Beach, Florida 33426
Attention: President
and

Nutra Pharma Corp.
c/o Doherty & Company
11835 Olympic Blvd., Suite 550 East
Los Angeles, California 90064
Attention: Michael Doherty

with a copy to:

Kaye Scholer LLP
1999 Avenue of the Stars, Suite 1700
Los Angeles, California 90067
Attention: Barry L. Dastin

For Licensor:

NanoLogix, Inc.
87 Stambaugh Avenue, Suite 2
Sharon, Pennsylvania 16146
Attention: David McClelland

with a copy to:

Atty Randall S. Goulding and Associates
3346 Commercial
Northbrook, IL  60062
Phone:  847.291.7711
Fax:  253.736.0134

13.6 Successors and Assigns. This Agreement shall be binding on and enure to the benefit of the successors and assigns of both parties hereto and all persons or corporations succeeding to or acquiring the business now carried on by Licensor or Licensee.

13.7 Waiver. The waiver by either Party to insist upon strict compliance with this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of the right of said party to insist upon strict compliance with this Agreement or to exercise any rights or remedies provided herein at any other time or under the same or similar circumstances.

13.8 Severability. Should any term or provision of this Agreement be declared invalid or unenforceable in whole or in part by a court of competent jurisdiction, then this Agreement shall be construed and interpreted as if said term or provision were not included herein, however all other terms and provisions hereof shall remain valid and enforceable and the application of such invalid or unenforceable terms and provisions to parties unaffected by such determination to the fullest extent permitted by law.

13.9 Governing Law; Jurisdiction and Venue. The parties agree that this Agreement will be construed and enforced pursuant to the laws of the Commonwealth of Pennsylvania, and venue and jurisdiction will lie within said Commonwealth, subject to the arbitration provisions set forth herein, notwithstanding the principles of conflicts of laws.

13.10 Arbitration. The parties hereby agree that any dispute, claim or controversy arising out of the construction, interpretation or application of this Agreement and its provisions shall be decided by mandatory arbitration conducted under the Rules of the American Arbitration Association to be decided in Pittsburgh, Pennsylvania. Enforcement and collection of any award made hereunder, however, shall be available to the prevailing party in any court of competent jurisdiction.

13.11 Counterparts. This Agreement may be executed in one or more counterparts as the parties shall deem desirable, each of which shall be deemed an original, but all of which shall constitute the same instrument. However, in any action to enforce or with regard to this Agreement, it shall not be necessary to produce all such counterparts.

13.12 Force Majeure. Neither Party shall be liable for any default or delay in the performance of its obligations hereunder to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature, or Acts of God; acts of war, terrorism, riots, civil disorders, rebellions, or revolutions; strikes, lockouts, or labor difficulties; or any other similar cause beyond the reasonable control of such Party (a “Force Majeure Event”). These delays shall not constitute a breach of this Agreement and the non-performing Party will be excused from any further performance or observance to the obligations so affected by the Force Majeure Event for as long as the Force Majeure Event exists and such Party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance will immediately notify the other Party by telephone (confirmed in writing within two (2) business days of the inception of such delay).

13.13 Further Assurances. Each Party hereto agrees to cooperate with the other to execute any and all documents or instruments, or to obtain any consents, in order to assign, transfer, perfect, record, maintain, enforce or otherwise carry out the intent and purposes of the terms of this Agreement.

13.14 Entire Agreement; Headings. This Agreement, including all exhibits and/or schedules attached hereto, completely and exclusively states the agreement of the Parties regarding its subject matter. It supersedes, and its terms govern, all prior or contemporaneous proposals, agreements or other communications between the Parties, oral or written, regarding such subject matter. Titles and captions are used for convenience of reference only and do not constitute a part of the Agreement or limit, expand or construe its terms. This Agreement will not be modified except by a subsequently dated written amendment signed on behalf of each Party by its duly authorized representatives.

13.15 Principles of Construction. All references to this Agreement shall be deemed to include the exhibits, schedules and other attachments. All references to sections are to the sections herein and all references to exhibits and/or schedules, are to the exhibits and/or schedules which are attached hereto and made a part hereof, as if fully set forth herein. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, except where explicitly stated to the contrary.

13.16 Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement (and any applicable or relevant provision) shall be construed as if jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any one Party by virtue of the authorship of any of the provisions of this Agreement.

13.17 Use of Marks. Licensor may not use any trademarks of Licensee or its Affiliates without the prior express written permission of Licensee. Licensee may not use any trademarks of Licensor without the prior express written permission of Licensee or unless usage of such specific trademark is granted in this Agreement.

13.18 Export Control Laws. Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Product(s), licensed process(es), and related technical data, to foreign countries, including, without limitation, the Export Administration Regulations.

13.19 Closing of Agreement and Conditions Thereto. This Agreement becoming binding and effective by the Parties is subject to final approval by a majority vote by the Licensor’s Board of Directors. At the option of either party, this Agreement may be declared null and void if not ratified by a majority of shareholders within ninety after closing. Further, this Agreement will not be binding upon the Parties until it has been signed below on behalf of each party, the corresponding Patent Assignment Agreement has also been signed on behalf of each party and is effective, and transfer of ownership shall have been made by Licensee of 4,593,170 shares of capital stock of Nanologix, Inc./Infectech, Inc to the Licensor. These aforementioned provisions in accordance with Section 13.19 being met, this Agreement shall be effective as of the date recited on page one. However, if any of the stipulations specified herein in Section 13.19 are not met within 60 (sixty) days of the Parties signing this Agreement, this Agreement will be declared null and void without penalty to either Party. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

13.20 Licensee Able to Perform. Licensee has had full disclosure and had opportunity to do due diligence to the extent it determined to be necessary and reasonable in regard to the Licensor’s patent base, products, technology, and business. Licensee is familiar with Licensor's efforts and difficulties concerning said business and Licensee acknowledges that Licensor has made no representation as to the operation of said business other than is contained herein. Licensee represents that it is capable of manufacturing the Licensed Products, and is aware of the difficulties inherent in the regulatory aspects, manufacturing, sale and distribution of a the licensed products and that it has sufficient and adequate marketing staff, sales staff, sales administration and customer service staff, forecasting, packaging development and electronic data interchange capability sufficient to sell the Licensed Products and Products derived from the Licensed Technology and/or Licensed Patents. Licensee acknowledges that Licensor shall have no liability in regard to Licensee's success or failure of the anticipated sales or Sublicense contemplated by the subject license.

13.21 Amendment of Agreement. None of the terms, conditions or provisions of this Agreement shall be held to have been changed, waived, varied, modified or altered by any act or knowledge of either party hereto, their respective agents servants or employees unless done so in writing signed by both parties hereto.

13.22 Confidentiality. Except as otherwise agreed in writing, Licensee shall not appropriate, use or disclose, directly or indirectly, for its own benefit or otherwise, any information, materials, trade secrets, documents, correspondence, or other tangible or intangible property of Licensor, to which it shall have obtained access hereunder or in contemplation of this Agreement, or which shall otherwise in any way relate to the Licensor's IP or the subject matter of this Agreement, which has not been publicly disclosed prior thereto. Any of the aforesaid which is or comes into the possession of Licensee shall be held IN TRUST for Licensor and remain the sole and exclusive property of Licensor, subject to the rights of License by Licensee as provided herein.

The provisions of this Paragraph shall survive the termination of this Agreement. Further, the parties agree that there do not exist adequate remedies at law for a violation of this Paragraph and therefore, in addition to monetary and other damages, which may be recovered for a breach hereof that Licensor shall be entitled to and may obtain injunctive and other equitable and extraordinary relief and remedies for any such breach.

13.23 Bankruptcy. All rights and licenses granted to Licensee under or pursuant to this Agreement, under any section of this Agreement, are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy Code. The Parties agree that Licensee, as the licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights limited to the Field of Use, as defined in this Agreement, under the Bankruptcy Code, and that Licensor shall retain all of its rights under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of bankruptcy proceedings by or against Licensor under the Bankruptcy Code, Licensee shall be entitled to retain all of its rights under Section 3.1 of this Agreement. Licensor shall have the right to terminate this Agreement upon the occurrence of Licensee making an assignment for the benefit of its creditors, or if Licensee becomes the subject of insolvency or conservator proceedings, or as provided under the provisions of Article 9.

13.24 Public Statements. The Parties shall, in good faith, coordinate with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement.  Said coordination shall consist of 24 hours prior notice to all Parties of all press releases or public statements related, directly or indirectly, to this Agreement, or which mentions the other Party, except where the time period includes a Saturday or Sunday, in which case the time period shall be extended to 48 hours.  Further, the Parties agree to work in mutual cooperation, and to consider, in good faith, the responses of the other Party, with respect to the language and timing of the statements.

13.25 Insurance. Assignee agrees to add, or have added, Assignor as an additional insured to all products liability insurance policies related to the Licensed Products, Licensed Patents, and Licensed Technology, and to maintain them as such throughout the course of this Agreement. Assignee further agrees to provide Assignor with evidence of said coverage upon reasonable request and to provide Assignor with reasonable notice of any changes regarding its status on said policies.

13.26  Licensee agrees to notify Licensor immediately and in writing of all circumstances surrounding the unauthorized possession or use of the Licensed Patents, Licensed Products, Licensed Technology, or Licensor’s trade secrets by any Person. Licensee agrees to cooperate fully with Licensor in any litigation relating to or arising from such unauthorized possession or use.

13.27 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

NANOLOGIX, INC.	NUTRA PHARMA CORP.

By:	By:
Print Name:	Print Name:
Title:	Title:

EXHIBIT A

Licensed Patents
1.	Licensed Patents.

U.S. Patent Nos.	Description

#5,962,306	Method of determining the presence or absence of a nonparaffinophilic microorganism in a specimen and an associated apparatus

#5,891,662	Method for determining the antimicrobial agent sensitivity of a nonparaffinophilic hydrophobic microorganism

#5,882,919	Apparatus for determining the presence or absence of a nonparaffinophilic microorganism in a specimen

#5,854,013	Method of determining presence or absence of a nonparaffinophilic microorganism in a specimen

#5,804,406	Determining sensitivity of paraffinophilic microorganisms to antimicrobials

#5,801,009	Method for determining the antimicrobial sensitivity of a paraffinophilic microorganism using various milieus and an associated apparatus

#5,750,363	Method for determining the antibiotic agent sensitivity of a nonparaffinophilic microorganism and an associated apparatus

#5,726,030	Method for automatically testing the antibiotic sensitivity of a nonparaffinophilic microorganism

#5,721,112	Method of determining the presence or absence of a nonparaffinophilic microorganism in a specimen and an associated apparatus

#5,707,824	Method of determining the presence or absence of a paraffinophilic microorganism

#5,698,414	Method and apparatus for testing paraffinophilic microorganisms for antimicrobial agent sensitivity

#5,677,169	Method for determining the antimicrobial agent sensitivity of a nonparaffinophilic microorganism and an associated apparatus

#5,668,010	Method for determining the antimicrobial agent sensitivity of a nonparaffinophilic microorganism using various milieus and an associated apparatus

#5,663,056	Method for determining the antimicrobial agent sensitivity of a nonparaffinophilic microorganism and an associated apparatus

#5,654,194	Method of identifying a nonparaffinophilic microrganism using various milieus and an associated apparatus

#5,641,645	Method for determining the antimicrobial agent sensitivity of a nonparaffinophilic microrganism using various milieus and an associated apparatus

#5,639,675	Method of identifying a nonparaffinophilic microorganism using various mileus and an associated apparatus

#5,637,501	Apparatus for automatically testing the antibiotic sensitivity of a paraffinophilic microorganism

EXHIBIT B

Licensed Products

Medical diagnostic kits, including all components, for the detection and identification of over 32 different paraffin-eating and non-paraffin-eating microorganisms to be Licensed by the Licensee limited only for use in the Field of Use, defined in the Agreement herein, for the human and veterinary identification of Atypical Mycobacteria, Tuberculosis, Mycobacterium Avium Intracellulare (MAI), Mycobacteria Paratuberculosis, Nocardia and Pseudomonas for disease identification and antimicrobial agent sensitivity assaying in the health field which may result in drug discovery applications, and excludes any other products, uses and any other kits (health or otherwise), as these uses or kits are specifically reserved to Licensor.

Buffer Products, including certain of Licensor’s products utilizing Licensor’s trade secrets, named the AFZ Buffer (for use in the rapid lysis of bacterial cell cultures), and the Adaptor Buffer (enables the user of this product to easily adapt their existing Plasmid DNA Isolating Column Systems into Genomic DNA Isolating Column Systems).

Exhibit C

Patents Not to be Licensed to Licensee Under This Agreement

Unless listed explicitly on Exhibit A as a Licensed Patent, all of Licensors Patents, and pending applications for letters patent, including without limitation any provisional, converted provisional, continued prosecution application, continuation, divisional or continuation-in-part are excluded from the license by or use of the Licensee.